Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Announces Fourth Quarter and Full Year 2004 Results

Fourth Quarter 2004 Net Revenue Increased 33% to $73.8 Million

Merger Benefits on Track

Farmington, CT, April 19, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, filed its Form 10-K with the U.S. Securities and Exchange Commission and reported financial results for the fourth quarter and year ended January 1, 2005.

As previously reported, DrugMax completed its merger with Familymeds Group, Inc. on November 12, 2004. For accounting purposes, Familymeds, the specialty pharmacy company, was deemed to be the acquirer and therefore its financial results for the fourth quarter and year ended January 1, 2005 are included for the periods being presented. The results of the drug distribution business known as DrugMax are included from the merger date of November 12, 2004 through January 1, 2005. Results for the fourth quarter 2003 and year ended December 27, 2003 include the results of Familymeds only. In conjunction with the merger, the new DrugMax also has converted its fiscal year end from March 31 to a retail fiscal year ending on the Saturday closest to December 31, consistent with Familymeds’ fiscal year end.

Net revenues for the 14-week period ended January 1, 2005 increased 33.0 percent to $73.8 million, up from $55.5 million during the 13-week period ended December 27, 2003. Net revenues for the 53 weeks ended January 1, 2005 increased 9.7 percent to $239.2 million, up from $218.0 million during the 52-week period ended December 27, 2003. Fourth quarter and full year 2004 revenues benefited from an additional week and included $15.8 million of sales related to the drug distribution business since the merger between DrugMax and Familymeds became effective.

EBITDA1 for the fourth quarter 2004 was ($32.1) million compared to EBITDA of $0.8 million for the fourth quarter of 2003. Excluding goodwill impairment of $31.0 million and a $1.3 million merger-related non-cash compensation charge, adjusted EBITDA was $0.2 million for the fourth quarter of 2004 compared to $0.8 million for the fourth quarter of 2003. EBITDA for the full year 2004 was ($29.5) million compared to $0.3 million for the full year 2003. Adjusted EBITDA for the full year 2004 was $2.9 million compared to $0.3 million in 2003.

Commenting on DrugMax’s fourth quarter and full year 2004 results, Ed Mercadante, R.Ph., Co-Chairman and Chief Executive Officer of DrugMax, said: “We are encouraged by the progress we have achieved since the merger took place. The specialty pharmacy business is proceeding as

[1]	DrugMax makes use of EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA (EBITDA excluding unusual charges) and adjusted net loss (net loss excluding unusual charges) as financial measures because the Company believes they are useful performance indicators. EBITDA, adjusted EBITDA and adjusted net loss are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as alternatives to net income/loss or net cash provided by operating activities. A reconciliation of non GAAP measures to net loss appears at the end of this release.

planned and the integration of the drug distribution business is continuing. We are beginning to realize the purchasing synergies identified when bringing the two companies together. Importantly, our sales momentum continued throughout the first quarter 2005. Going forward, our focus is on driving profitability as we continue to execute against building an integrated specialty drug distribution platform with multiple sales channels.”

Gross profit for the fourth quarter 2004 was $12.6 million, or 17.0 percent, compared to $12.4 million, or 22.4 percent, a year ago. Gross profit for the full year 2004 was $46.8 million, or 19.6 percent, compared to $47.4 million, or 21.8 percent, in fiscal 2003. The decrease in gross profit percentage is primarily the result of the inclusion of the lower gross profit drug distribution operations from the date of the merger through January 1, 2005, which negatively impacted gross profit percentage by approximately 4.3 percent and 1.3 percent in the fourth quarter and full year 2004, respectively. In addition, the company operated 77 corporate specialty pharmacies as of January 1, 2005 compared to 82 corporate specialty pharmacies as of December 27, 2003, thereby contributing to the overall gross margin dollar decline year-over-year.

Selling, general and administrative (SG&A) expenses for the fourth quarter 2004 were $13.7 million, or 18.5 percent of revenues, compared to SG&A expenses of $12.0 million, or 21.6 percent of revenues, for the fourth quarter 2003. SG&A expenses for the full year 2004 were $46.7 million, or 19.5 percent of revenues, compared to SG&A expenses of $47.5 million, or 21.8 percent of revenues, in fiscal 2003.

Negatively impacting SG&A expenses for the fourth quarter and full year 2004 was a non-cash compensation charge of $1.3 million related to restricted stock and stock options granted to certain Familymeds employees as part of the merger. Such charges will continue throughout 2005 as the restricted stock and stock options vest. Also negatively impacting SG&A expenses in the fourth quarter and full year 2004 was the inclusion of expenses relating to the drug distribution business from November 12, 2004 through January 1, 2005. Excluding the merger-related non-cash compensation charge, SG&A expenses for the fourth quarter and full year 2004 would have been $12.4 million, or 16.8 percent of revenues, and $45.4 million, or 19.0 percent of revenues, respectively.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company conducted its annual impairment test related to the carrying value of its goodwill and other intangible assets. The impairment test resulted in a non-cash charge during the fourth quarter of $31.0 million, or $2.80 per basic and diluted share, to reduce the drug distribution operation goodwill and intangibles to their estimated fair value as of January 1, 2005. This non-cash charge resulted primarily from changes in the financial performance of the drug distribution business, such as inventory management agreements with major brand manufacturers that eliminated the benefits previously derived from forward buying of pharmaceutical products.

Net loss1 for the fourth quarter 2004 was $36.3 million, or a net loss of $3.27 per basic and diluted share, compared to a net loss of $1.6 million, or a net loss of $1.28 per basic and diluted share, for the fourth quarter 2003. Net loss for the full year 2004 was $39.8 million, or a net loss of $10.68 per basic and diluted share, compared to a net loss of $12.2 million, or a net loss of $9.45 per basic and diluted share, for the full year 2003. Excluding the non-cash compensation charge of $1.3 million associated with the merger, the impact of goodwill impairment of $31.0 million and a merger related non-cash interest charge of $1.7 million, DrugMax’s adjusted net loss for the fourth quarter 2004 would have been $2.3 million, or an adjusted net loss of $0.21 per basic and diluted share. Excluding these charges the Company’s adjusted net loss for the full year 2004 would have been $5.8 million, or an adjusted net loss of $1.57 per basic and diluted share.

Financial Position

Cash and cash equivalents were $2.3 million for the fiscal year ended January 1, 2005. As of January 1, 2005, $32.9 million was outstanding under the senior credit facility and $2.9 million was available for additional borrowings.

Commenting further, Mr. Mercadante said: “Our operating performance reflects the ongoing progress we have achieved in the pharmacy business in particular. Specialty pharmacy, the engine that drives our model, performed very well in the fourth quarter and full year 2004. This business posted strong sales and made great strides in expanding into new sales channels such as physician groups and the Worksite Pharmacy at Mohegan Sun. As we complete the merger integration process, we will leverage the strength of our Familymeds operations and drive our integrated platform toward capturing the numerous higher gross margin growth opportunities we see before us.”

DrugMax highlights for the fourth quarter 2004 included:

•	Completing the merger between DrugMax and Familymeds on November 12, 2004;

•	Raising $17 million in a convertible preferred stock private placement on December 2, 2004;

•	Finalizing a new $65 million revolving credit facility on December 9, 2004 and

•	Opening a new Worksite Pharmacy location at the Mohegan Sun Casino that is dedicated to serving the casino’s more than 10,000 employees and their dependants.

Additional information about DrugMax’s financial results is contained in its Form 10k for the year ended January 1, 2005 filed with the SEC.

Conference Call/Webcast

DrugMax has scheduled a conference call at 1:00 p.m. ET on Friday, April 22 to discuss its fourth quarter and full year 2004 performance. The conference call dial-in number is

888.396.2386 (international dial-in 617.847.8712), participant passcode 68516328. A simultaneous audio webcast of the call will be broadcast live on the investor relations section of the Company’s Web site at www.drugmax.com. A replay of the conference call will be available beginning approximately two hours after the call and available through Friday, April 29, 2005 by dialing 888.286.8010 (international number 617.801.6888) passcode 98959971. The audio webcast of the conference call will be archived on the investor relations section of the Company’s Web site.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its drug distribution and specialty pharmacy operations. DrugMax operates two drug distribution facilities, under the Valley Drug Company and Valley Drug South names, and 77 specialty pharmacies in 13 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to our patients, independent pharmacies, physicians, clinics, long-term care and assisted living centers. More information about DrugMax can be found at www.drugmax.com. The Company’s online product offering can be found at www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to integrate DrugMax and Familymeds and to increase sales to target physician groups, (ii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form 10-k for the year ended January 1, 2005 filed with the SEC. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Carina Thate or Jason Thompson

The Abernathy MacGregor Group

212-371-5999

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Consolidated Condensed Statement of Operations

(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	December 27, 2003	January 1, 2005	December 27, 2003

Net revenues	$73,755	$55,465	$239,231	$218,015
Cost of sales	61,192	43,059	192,387	170,597

Gross margin	12,563	12,406	46,844	47,418

Selling, general and administrative expenses	13,671	11,991	46,681	47,492
Depreciation and amortization expense	1,183	1,345	4,773	5,298
Impairments of long-lived assets	31,260	(122)	31,260	792
Loss (gain) on disposal of fixed assets	1	13	(1,027)	(366)

Operating loss	(33,552)	(821)	(34,843)	(5,798)

Other income	234	317	606	754
Interest expense, net	(2,974)	(1,147)	(5,607)	(7,130)

Net loss	$(36,292)	$(1,651)	$(39,844)	$(12,174)

Basic and diluted net loss per share	$(3.27)	$(1.28)	$(10.68)	$9.45

Basic and diluted shares outstanding	11,086	1,289	3,731	1,289

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Consolidated Condensed Balance Sheet

(Dollars in thousands)

	January 1, 2005	December 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$2,332	$1,307
Accounts receivable, net	20,570	9,865
Inventories	34,525	18,874
Prepaids and other current assets	1,965	877

Total current assets	$59,392	$30,923

Property and equipment, net	$5,251	$4,789
Goodwill and other intangible assets	30,383	7,538
Other non-current assets	572	903

Total assets	$95,598	$44,153

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$32,871	$25,078
Current portion of long-term liabilities	2,314	12,659
Accounts payable and accrued expenses	32,082	30,790

Total current liabilities	$67,267	$68,527

Long- term accounts payable	$22,425	$0
Other long-term liabilities	51	189

Total long-term liabilities	$22,476	$189

FMG redeemable preferred stock	—	109,325

Stockholders’ equity (deficit)	$5,855	$(133,888)

Total liabilities and stockholders’ equity (deficit)	$95,598	$44,153

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	December 27, 2003	January 1, 2005	December 27, 2003
GAAP net loss	$(36,292)	$(1,651)	$(39,844)	$(12,174)

Adjustments:
Interest expense, net	2,974	1,147	5,607	7,130
Depreciation and amortization	1,183	1,345	4,773	5,298

EBITDA	$(32,135)	$841	$(29,464)	$254

Noncash impairment of goodwill	31,000	—	31,000	—
Non-cash stock compensation expense, merger related	1,345	—	1,345	—

Adjusted EBITDA	$210	$841	$2,881	$254

Reconciliation of GAAP Net Loss to Adjusted Net Loss

(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	December 27, 2003	January 1, 2005	December 27, 2003
GAAP net loss	$(36,292)	$(1,651)	$(39,844)	$(12,174)

Adjustments:
Non-cash impairment of goodwill	31,000	—	31,000	—
Non-cash stock compensation expense, merger related	1,345	—	1,345	—
Non-cash interest expense on merger-related warrants	1,655	—	1,655	—

Adjusted net loss	$(2,292)	$(1,651)	$(5,844)	$(12,174)

Basic and diluted net loss per share, adjusted	$(0.21)	$(1.28)	$(1.57)	$(9.45)

Basic and diluted shares outstanding	11,086	1,289	3,731	1,289